EXHIBIT 99.1

November 13, 2019

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for First Quarter and Development of Properties

MIDLAND, TX – 11/13/2019 – Mexco Energy Corporation (NYSE American: MXC) today reported a net loss of $82,787 for the quarter ending September 30, 2019, the Company’s second quarter of fiscal 2020. This compares to a net income of $22,031 for the quarter ending September 30, 2018.

Operating revenues, in the second quarter of fiscal 2020 were $625,884, a decrease of 12% from $714,508 for the second quarter of fiscal 2019. Despite a 19% increase in oil production with a 1% decrease in gas production, oil prices decreased 10% and gas prices decreased 54%.

The average sales price of oil and natural gas respectively for the quarter ending September 30, 2019 was $52.61 per barrel compared to $58.31 barrel and $1.30 per Mcf compared to $2.80 per Mcf, respectively for the quarter ending September 30, 2018.

For the six months ended September 30, 2019, the Company reported a net loss of $136,973 compared to net income of $36,451 for the six months ended September 30, 2018. Operating revenues decreased 9% to $1,325,475 for the six months ended September 30, 2019 from $1,463,519 for the September 30, 2018 six month period.

The President of the Company, Tammy McComic, noted, “The addition of a 2 Bcf per day, 42 inch pipeline from the Permian Basin to the Gulf Coast should have a positive effect on Mexco’s earnings in the second half which were penalized by lack of pipeline capacity in the first six months of this fiscal year.”

During the first six months of fiscal 2020, Mexco participated with various percentage interests in the drilling and completion of 27 horizontal wells in the Delaware Basin located in the western portion of the Permian Basin in Lea and Eddy Counties, New Mexico with aggregate costs of approximately $786,000. Subsequently, Mexco expended an additional $61,000 for participation in the drilling of another four wells.

During this period the Company invested $100,000 of a $250,000 commitment in a joint venture to purchase royalty interests consisting of minerals located in the state of Ohio with 70 gross dry gas wells in the Utica formation producing, drilling or in process. There is also a potential for oil production of crude oil from the Marcellus above the Utica on a portion of this acreage.

Mexco’s bank indebtedness as of November 13, 2019 was $525,000, resulting in a debt to equity ratio of 6%.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2019. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.